Exhibit 3.3

AMENDMENT TO SECTION 3.01 OF THE

AMENDED AND RESTATED BY-LAWS OF

KOSS CORPORATION

Effective October 17, 2002, the Board of Directors of Koss Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation") adopted and approved an amendment to Section 3.01 of the Amended and Restated By-Laws of the Corporation ("By-Laws") in accordance with Section 13.02 thereof. As amended, Section 3.01 of the By-Laws reads in its entirety, as follows:

"Section 3.01. The number of Directors of the Corporation shall be no fewer than five and no greater than twelve."